UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KULICKE AND SOFFA INDUSTRIES, INC.
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February 28, 2024

Dear Shareholder,
I am the Chair of the Board of Directors (the "Board") of Kulicke and Soffa Industries, Inc. (the "Company") and I am writing to you as you consider your vote at our upcoming annual meeting on March 13, 2024.
We are pleased that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommended a vote "FOR" in favor of the majority of our proposals. With respect to the re-election of Mr. David Jeffrey Richardson and Ms. Mui Sung Yeo to serve as members of our Board, while Glass Lewis recommended voting "FOR" Mr. Richardson and Ms. Yeo, ISS did not recommend voting for Mr. Richardson and Ms. Yeo, in each case because of the recent amendments to our bylaws to include an exclusive forum provision.
We strongly believe that despite the recommendation of ISS, Mr. Richardson and Ms. Yeo deserve your vote for the following reasons:
•In October 2023, we amended our bylaws to include an exclusive forum provision. This provision, which is consistent with those adopted by many public companies, provides that certain types of derivative and similar litigation be brought in specific forums.
•We believe that a narrowly tailored exclusive forum provision of the type that our Board adopted will prevent plaintiffs from forum shopping and attempting to litigate in multiple forums, thereby reducing the costs to us of such actions and bringing more certainty to their resolution. These types of activities by plaintiffs are increasingly common, and they are ultimately value destructive.
•We are a Pennsylvania company and have principal executive offices in Pennsylvania and in Singapore. The forum that we selected (being the Commonwealth of Pennsylvania in and for Philadelphia County) is located near our principal operations in the United States, and the Court of Common Pleas maintains a commerce court forum for dispute of governance claims. Accordingly, choosing this court is logical and efficient to our operations and does not unduly deny shareholders access to appropriate legal process.
•Additionally, we have not heard of concerns or questions from shareholders whom we have engaged since October 2023 when our bylaws were last amended.

•We are a strong Board with an effective mix of experience, expertise and diverse perspective with strong corporate governance practices providing effective oversight of management to the Company. Our Board has consistently received strong support from our shareholders for their election at our annual meetings for over the past 10 years.
•Mr. Richardson has been our director since 2020, and brings a wealth of experience to the Board through his experience at senior leadership roles at other large companies, including as an executive vice president and chief operating officer, and further as a director of other public semiconductor and technology companies. Mr. Richardson currently serves on the Audit Committee and the Management Development and Compensation Committee.
•Ms. Yeo has been our director since 2012, and brings a wealth of experience to the Board through her extensive experience as the chief financial officer of large, publicly-traded technology and media businesses as well as over 20 years of experience in the semiconductor industry. Additionally, Ms. Yeo has a wealth of corporate governance knowledge through her educational background and continuing education. Ms. Yeo also currently serves as the Chair of the Management Development and Compensation Committee and serves on the Audit Committee.
During fiscal year 2023, the Company returned approximately $111.2 million to its shareholders through its consistent dividend and the opportunistic share repurchase programs. As previously announced, the Company's January 2024 dividend payment will increase by an additional 5%. This marks the 4th consecutive annual dividend raise and maintains the Company's current position as the highest dividend yielding company within its US semiconductor peer group.
Mr. Richardson and Ms. Yeo, as well as the other members of our Board, were each important contributors to our performance in our previous fiscal years. We strongly believe that Mr. Richardson and Ms. Yeo have earned your support and we urge you to vote FOR their re-election to our Board at our annual meeting.
If you have any questions, please contact Zi Yao, Lim, Interim General Counsel and Corporate Secretary of the Company at +65 6417 3265 or at zylim@kns.com.

/s/ PETER T. KONG
PETER T. KONG
Chair of the Board
Kulicke and Soffa Industries, Inc.

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson LLC as its proxy solicitor for a fee of $40,000, in addition to certain other costs and expenses incurred by Georgeson LLC. We have also agreed to indemnify Georgeson LLC against various losses and expenses that relate to or arise out of its performance of services to us (subject to certain exceptions).

Proxies may also be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.